Exhibit 10.18

THE COSMOPOLITAN OF LAS VEGAS

MANAGEMENT EXIT AWARD PLAN

Article 1

Establishment, Objectives and Duration

1.01 Establishment of the Plan. Nevada Property 1 LLC, a Delaware limited liability company, d/b/a The Cosmopolitan of Las Vegas, has established The Cosmopolitan of Las Vegas Management Exit Award Plan. Capitalized terms will have the meanings given to them in Article 2. The Plan provides for the issuance of Exit Awards to certain employees of the Company, as set forth herein.

1.02 Objectives of the Plan. The Plan’s purpose is to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s objectives, to give Participants an incentive for excellence in individual and team performance, and to give the Company a significant advantage in attracting and retaining key Employees.

1.03 Effective Date of the Plan. The Plan is effective as of January 1, 2013. Subject to the right of the Board to amend, extend, or terminate the Plan at any time pursuant to Article 8, the Plan will terminate on December 31, 2016; provided that the Board in its sole discretion, can extend the duration of the Plan.

Article 2

Definitions

For purposes of the Plan and all Exit Award Agreements, the following terms will have the meanings set forth below:

2.01 “Affiliate” means the Company or any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

2.02 “Board” means the board of directors of the Company.

2.03 “Cause” will have the meaning set forth in any employment or other agreement between the Company and the Participant. If there is no employment or other agreement between the Company and the Participant, or if such agreement does not define “Cause,” then “Cause” means (a) any willful and material breach by the Participant of any of the Participant’s obligations contained in this Plan, any Exit Award Agreement, or any other agreement between the Company and the Participant; (b) willful and consistent neglect or failure to perform the Participant’s duties and responsibilities consistent with the Participant’s position(s); (c) material violation of the Company’s code of ethics; (d) violation of the Company’s anti-harassment, discrimination, and retaliation provisions; (e) conviction or plea of nolo contendere to a felony; (f) the Participant’s failure to satisfy any licensing requirement, qualification, clearance, or similar requirement that is requested or required of the Participant by any regulatory authority having jurisdiction over the Company; (g) any governmental authority’s direction to the Company to terminate any relationship it may have with the Participant; or (h) the Board’s determination, in its reasonable good faith judgment, that the Participant was, is, or is about to be, involved in any activity, relationship(s) or circumstance that could or does jeopardize the Company’s business, reputation, or licenses issued by governmental authorities. The Board’s determination that Cause exists for termination of employment under this provision shall be binding on the Participant, subject to the dispute resolution provisions of the Plan. For purposes of the Plan, (x) no act or failure to act on the Participant’s part shall be considered “willful” unless it is done or omitted to be done by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company, and (y) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company.

2.04 “Code” means the Internal Revenue Code of 1986.

2.05 “Company” means Nevada Property 1 LLC, a Delaware limited liability company, d/b/a The Cosmopolitan of Las Vegas, and any successor thereto. For purposes relevant to the Participant’s employment or employment agreement with the Company under the Plan, “Company” shall be deemed to include any Affiliate.

2.06 “Employee” means a person employed by the Company in a common law employee-employer relationship and paid through the Company’s regular payroll department.

2.07 “Exit Award” means an award to a Participant denominated as a percentage of the Exit Bonus Pool, which percentage shall be determined by the Board and set forth in the Participant’s Exit Award Agreement.

2.08 “Exit Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Exit Award or Awards granted to the Participant.

2.09 “Exit Bonus Pool” means a portion of the Exit Proceeds established by the Board by written resolution and communicated to eligible Participants, and available for allocation among Participants who have been granted Exit Awards.

2.10 “Exit Payment Date” has the meaning set forth in Section 5.02.

2.11 “Exit Proceeds” means the aggregate amount of any consideration paid, payable, distributed, and/or distributable to or on behalf of the Company or its Affiliates in connection with an Exit Transaction, whether in the form of cash, stock, debt securities, payouts based upon “earn-outs” or post-closing profit or other performance standards, special dividends undertaken as part of the transaction, reinsurance agreements or otherwise, including amounts placed in and paid out of escrow and the principal amount of all indebtedness of the Company and its Affiliates assumed by an acquirer of the assets of the Company or an Affiliate. Amounts paid into escrow and contingent payments in connection with any Exit Transaction shall be included as part of the Exit Proceeds, to the extent, in either case, such amounts are actually paid. Exit Proceeds also shall include the aggregate amount of (a) any dividends or other distributions paid by the Company or an Affiliate with respect to its membership interests or equity after the date hereof and (b) any redemptions or repurchases by the Company or an Affiliate of its membership interests or equity after the date hereof. The calculation of Exit Proceeds shall be subject to pre- and post-closing adjustments for representations and warranties issues, negotiated adjustments, and/or any other type of leakage-related or claw-back provision in the Exit Transaction. The Company shall advise Participants who have received Exit Awards in writing of the determination of the Exit Proceeds and the basis for such determination at least ten (10) business days prior to the Exit Transaction, which notice to each such Participant will set forth the dollar amount of the Exit Award payable to that Participant (which amount may be subject to further adjustment in the event of future undetermined earn-out payouts, escrow account distributions, and other similar events affecting calculation of the Exit Proceeds). In the event that the Exit Transaction represents a sale or transfer of at least fifty percent (50%) but less than one hundred percent (100%) of the membership interests or assets of the Company or an Affiliate, for purposes of the Plan only, “Exit Proceeds” shall be calculated based on the total consideration that would have been payable upon a sale or transfer of one hundred percent (100%) of the membership interests or assets of the Company or an Affiliate, extrapolated from the per-unit/share price or asset price paid in the Exit Transaction. For the avoidance of doubt, in any transaction in which Deutsche Bank AG or any subsidiary of affiliate participates as a provider of equity or debt any form of such participation shall not be counted as Exit Proceeds.

2.12 “Exit Transaction” means the consummation of (a) a transaction or series of transactions in which occurs a sale of all or substantially all of the assets or at least fifty percent (50%) of the membership (or other equity) interests of the Company or an Affiliate (which sale of an Affiliate’s assets or equity interests includes the Company), or a merger or other business combination involving the Company or an Affiliate (which merger or other business combination includes the Company), in either case, the result of which is (i) the distribution of proceeds from such transaction to all members of the Company or an Affiliate, and (ii) the effective sale, transfer or other disposition of ownership of substantially all of the business of the Company; or (b) a Public Offering. For purposes of the Plan, an Exit Transaction shall be deemed to have occurred on the closing date of any transaction described in the preceding sentence. A transaction shall not constitute an Exit Transaction if the primary purpose of such transaction is (x) to change the state or country of the Company’s incorporation, or (y) to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s membership interests immediately before such transaction. Notwithstanding the foregoing, to the extent that any payment under the Plan or any Exit Award Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A and is payable upon an Exit Transaction or other similar event the definition of “Exit Transaction” shall be deemed modified to the extent necessary to qualify as a “change in control event” as defined under Section 409A.

2.13 “Participant” means an Employee whom the Board has selected to receive an Exit Award under the Plan pursuant to Article 4, or who has an outstanding Exit Award granted under the Plan.

2.14 “Person” means any individual, company, corporation, limited company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

2.15 “Plan” means The Cosmopolitan of Las Vegas Management Exit Award Plan, as set forth in this document.

2.16 “Public Offering” means any sale of any class of equity securities of the Company or an Affiliate (which includes the Company) pursuant to an effective registration statement under Section 12 of the Securities Exchange Act of 1934 filed with the U.S. Securities and Exchange Commission on Form S-1 (or any successor form).

2.17 “Section 409A” means Section 409A of the Code and all interpretive guidance issued thereunder.

Article 3

Administration

3.01 Plan Administration. The Board will administer the Plan. The Board will act by a majority of its members at the time in office and eligible to vote on any particular matter, and the Board may act either by a vote at a meeting or in writing without a meeting.

3.02 Authority of the Board. Except as limited by law and subject to the provisions of the Plan, the Board will have full power to (a) select eligible Employees to participate in the Plan; (b) determine the sizes of Exit Awards; (c) determine the terms and conditions of Exit Awards in a manner consistent with the Plan; (d) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (e) establish, amend or waive rules and regulations for the Plan’s administration; and (f) subject to the provisions of Article 7, amend the terms and conditions of any outstanding Exit Award to the extent the terms are within the Board’s discretion under the Plan. Further, the Board will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.01, the Board may delegate some or all of its authority under the Plan.

3.03 Decisions Binding. All determinations and decisions made by the Board pursuant to the provisions of the Plan will be final, conclusive, and binding on all Persons, including, without limitation, the Company, the Board, any Affiliates, Employees, Participants, and their successors, estates and beneficiaries. A Board member who also is a Participant shall recuse himself from any determinations by the Board that affect his Exit Award.

Article 4

Eligibility

The Board may make Exit Awards under the Plan to any Employee. No Employee or Participant will have the right to receive an Exit Award under this Plan or, having received any Exit Award, to receive a future Exit Award.

Article 5

Exit Awards

5.01 Calculation of Exit Awards. Each Exit Award will be denominated as a percentage of the Exit Bonus Pool (which percentage shall be set forth in the applicable Exit Award Agreement). A Participant must remain continuously employed by the Company or an Affiliate through the Exit Transaction in order to vest in the Exit Award. The Exit Award will vest upon the date of an Exit Transaction, subject to the Participant’s employment with the Company through the date of the Exit Transaction (or the Participant’s termination by the Company without Cause during the three (3) month period preceding the execution of a definitive agreement for an Exit Transaction).

5.02 Distribution of Exit Awards. Except as otherwise provided in this Section, an Exit Award shall be paid in eight (8) substantially equal installments on a quarterly basis during the twenty-four (24) month period following the Exit Transaction, with the first installment paid contemporaneous with or within ten (10) business days of the Exit Transaction, the second installment payment paid on the first business day of the first calendar year quarter following the Exit Transaction, and each subsequent installment payment paid on the first business day of each calendar year quarter following the Exit Transaction (each such date, an “Exit Payment Date”). In the event an Exit Transaction is a Public Offering, if necessary to comply with Section 409A, the first Exit Payment Date shall be the one (1) year anniversary of the Exit Transaction and any quarterly payments that otherwise would have been made under the preceding sentence prior to the first Exit Payment Date, except for Section 409A, will be paid on the Exit Payment Date.

(a) If the Participant dies after an Exit Transaction but before completion of the installment payments of the Exit Award, all unpaid installments shall be paid to the Participant’s surviving spouse or, if none, the Participant’s estate.

(b) Notwithstanding the foregoing, to the extent that the Exit Proceeds include payouts based upon “earn-outs,” post-closing profit or other performance standards, or otherwise, additional payments shall be made to Participants in the same form, in the same manner, and at the same time as the other forms of payment of the Exit Proceeds (e.g., “earn-outs”) are made, to the extent permitted in accordance with Section 409A.

Article 6

Breach of Restrictive Covenants

6.01 Forfeiture and Clawback. An Exit Award Agreement may provide that, notwithstanding any other provision of the Plan to the contrary, if the Participant breaches the restrictive covenants contained in the Exit Award Agreement (including, but not limited to covenants against competition, solicitation, disclosure, and disparagement), whether during or after termination of employment, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit any and all Exit Awards granted to the Participant under the Plan, including Exit Awards that have become vested and amounts paid to the Participant under an Exit Award, which amounts the Participant shall be required to repay to the Company.

Article 7

Amendment, Modification and Termination

The Board may at any time and from time to time, alter, amend, modify, or terminate the Plan in whole or in part. Subject to the terms and conditions of the Plan, the Board may modify outstanding Exit Awards under the Plan, or accept the surrender of outstanding Exit Awards and grant new Exit Awards in substitution of them. Notwithstanding the foregoing, no modification of an Exit Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Exit Award already granted under the Plan.

Article 8

Legal Construction

8.01 Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by the Code or other law or regulation to be withheld with respect to any taxable event arising under this Plan.

8.02 Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof,” “hereunder,” and words of similar import when used in this Plan shall be construed to refer to such document in its entirety and not to any particular provision thereof, (d) all references to Articles and Sections shall be construed to refer to Articles and Sections of this Plan document, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” Section headings herein are included for convenience of reference only and shall not affect the interpretation of document.

8.03 Rights of Participants. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employment of the Company. A Participant will not have any of the rights of a member with respect to any Exit Awards.

8.04 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

8.05 Requirements of Law. The granting and payment of Exit Awards under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

8.06 Governing Law and Choice of Forum. To the extent not preempted by federal law, the Plan and all Exit Award Agreements shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws. Any dispute with respect to the Plan or any Exit Award Agreement will be litigated exclusively in federal or state courts located in Las Vegas, Nevada, and the parties hereby consent and submit to the jurisdiction and venue of such courts.

8.07 Section 409A. The Plan and all Exit Awards granted thereunder are intended to be exempt from or comply with Section 409A pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. Each installment payment under the Plan shall be deemed a “separate payment” for purposes of Section 409A. If an unintentional operational failure occurs with respect to Section 409A requirements, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. To the extent that any payment under the Plan or any Exit Award Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A and is payable upon a termination of employment, such termination of employment shall be construed to mean a “separation from service” as defined under Section 409A. The Company makes no guarantee of any federal, state, or local tax consequences with respect to the interpretation of Section 409A and its application to the terms of the Plan or any Exit Award Agreement, and the Company shall have no liability for any adverse tax consequences to the Participant as a result of any violation of Section 409A.

8.08 No Waiver of Rights. The failure of a party to the Plan or Exit Award Agreement to insist upon strict adherence to any term of the Plan or Exit Award Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of the Plan or Exit Award Agreement. The waiver of a term or condition must be in writing executed by the party against whom the waiver is asserted.

8.09 Unfunded Status of Exit Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Exit Award, nothing contained in the Plan or any Exit Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Board may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, other Exit Awards, or other property pursuant to any Exit Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Board otherwise determines with the consent of each affected Participant.

8.10 Successors. All obligations of the Company under the Plan with respect to Exit Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or an Affiliate.

8.11 Exit Awards Not Includable for Benefit Plan Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension or welfare benefit plan applicable to the Participant, which is maintained by the Company or any of its Affiliates, including but not limited to the Company’s Code Section 401(k) plan. Neither the Plan nor any Exit Award Agreement shall affect any severance or termination benefits paid or payable to a Participant under any other agreement, plan, or policy of the Company or an Affiliate.